Exhibit 99.1
TO BUSINESS AND TECHNOLOGY EDITORS:
     Spatializer Audio Laboratories Inc. Reports Year End Results
     SAN JOSE, Calif., March 29 /PRNewswire-FirstCall/ — Spatializer Audio Laboratories Inc. (OTC Bulletin Board: SPAZ) today reported revenues of $1,192,000 for the year ended December 31, 2005 compared to $1,106,000 for the year ended December 31, 2004, an increase of 8%. Net loss was $81,000 for the year ended December 31, 2005; ($0.00) basic per share, compared to net loss of $157,000, ($0.00) per share for the year ended December 31, 2004.
     Revenues for the fourth quarter ended December 31, 2005 were $161,000, compared to $495,000 in the prior year, a decrease of 67%. Spatializer reported net loss of ($187,000), ($0.00) per share, for the three months ended December 31, 2005, compared to net income of $170,000, $0.00 per share, in the prior year.
     At December 31, 2005, the Company had $551,000 in cash and cash equivalents as compared to $871,000 at December 31, 2004. The Company had working capital of $560,000 at December 31, 2005 as compared with working capital of $586,000 at December 31, 2004.
     The increase in revenue resulted from a greater recognition of deferred revenue in the current year, as compared to the prior year, in which a royalty advance was received. In addition, revenues increased from royalties on a third party semiconductor used in cellular phones, as compared to the prior year. This was partially offset by declining revenues from two accounts whose products using our technology reached end of life. Their new models do not utilize our technology.
     The reduction in net loss for the current period is primarily the result of higher revenue, partially offset by higher overhead.
About Spatializer
     Spatializer Audio Laboratories Inc. is developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology is incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at 408-453-4180 or by writing to investor@spatializer.com.
     Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this background news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
     NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and Cash Equivalents	$550,633	$871,155
Accounts Receivable	155,233	325,712
Prepaid Expenses and Other Current Assets	34,104	70,940
Total Current Assets	739,970	1,267,807
Property and Equipment, Net	18,403	29,527
Intangible Assets, Net	138,548	166,710

TOTAL ASSETS	$896,921	$1,464,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	10,443	66,252
Accounts Payable	14,195	71,873
Accrued Wages and Benefits	48,095	50,446
Accrued Professional Fees	34,000	20,000
Accrued Commissions	31,917	32,182
Accrued Expenses	40,869	32,979
Deferred Income	—	391,395

Total Current Liabilities	179,519	665,127
Notes Payable to Related Party, Long Term Commitments and Contingencies	—	—
Series B-1 Redeemable Convertible Preferred Shares, $0.01 par value:
1,000,000 shares authorized; 118,351 shares issued and outstanding at December 31, 2004 (liquidation preference of $1,183,510)	—	1,182

Stockholders’ Equity (Deficit):
Common shares, $0.01 par value; 65,000,000 shares authorized; 48,763,383 and 46,975,363 shares issued and outstanding at December 31, 2005 and 2004, respectively	469,772	469,754
Additional Paid-In Capital	46,430,030	46,428,866
Accumulated Deficit	(46,182,400)	(46,100,885)
Total Shareholders’ Equity	717,402	797,735

Total Liabilities and Shareholders’ Equity	$896,921	$1,464,044

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31,

	2005	2004	2003
Revenues:
Royalty Revenues	$1,192,447	$1,105,923	$1,269,286
Cost of Revenues	106,062	111,395	122,417
	1,086,385	994,528	1,146,869
Operating Expenses:
General and Administrative	670,124	615,412	811,024
Research and Development	354,138	393,004	458,940
Sales and Marketing	152,473	137,889	360,692

	1,176,735	1,146,305	1,630,656

Operating Income (Loss)	(90,350)	(151,777)	(483,787)
Interest Income	13,230	4,982	7,201
Interest Expense	(5,269)	(10,295)	(13,447)

	7,961	(5,313)	(6,246)

Income (Loss) Before Income Taxes	(82,389)	(157,090)	(490,033)
Income Taxes	874	(400)	(5,420)

Net Income (Loss)	$(81,515)	$(157,490)	$(495,453)
Basic and Diluted Income (Loss) per Share:	$(.00)	$(.00)	$(.01)
Weighted-Average Shares Outstanding	46,990,059	46,975,363	47,309,171
SOURCE Spatializer Audio Laboratories Inc.
-0-                      03/29/2006
/CONTACT: investors, Henry R. Mandell, Chairman, of Spatializer Audio Laboratories, Inc., +1-408-453-4180, ext. 201, or investor@spatializer.com/
/Web site: http://www.spatializer.com/